Exhibit 99.1

Longwei Petroleum Announces Financing Plan for Purchase of 100,000 Metric Ton Fuel Storage Facility

Company increases deposit paid to US $32.8 million and intends to use no more than US $25 million of its common stock for financing with a minimum per share price of US $3

TAIYUAN CITY, China, April 27, 2011 /PRNewswire-Asia/ -- Longwei Petroleum Investment Holding Ltd. (NYSE Amex: LPH) ("Longwei" or the "Company"), an energy company engaged in the storage and distribution of finished petroleum products in the People's Republic of China ("PRC"), announced its plan for financing the acquisition of the assets of Haujie Petroleum Co., Ltd. (“Haujie”). The Company has entered into a letter of intent to acquire the assets of a fuel storage depot, with a 100,000 metric ton storage capacity, in northern Shanxi Province for RMB 700 million (approximately US $106.5 million). The Company expects the facility to contribute approximately $300 million to revenues and $40 million to net income during the fiscal year ending June 30, 2012.

Longwei has previously stated that it intends to finance the asset acquisition using a combination of cash on hand, bank and other financing, and working capital assets. To further clarify its plans, the Company has announced that it has increased its deposit paid from approximately US $20 million to US $32.8 million as of March 31, 2011 and will finance at least 50% of the asset acquisition through cash on hand.  The balance of the 50% purchase price will be financed through either debt or equity financing.  The Company has stated it will not use its common stock to finance more than US $25 million of the asset acquisition price at a per-share price of no less than US $3.00.  If the Company cannot establish suitable terms for debt or equity financing, it will complete the purchase price using cash generated through operations.  Longwei intends to close the asset purchase on or before June 30, 2011.

“We are confident in our financing plans and will only issue equity on suitable terms for the Company, creating real value for our shareholders,” stated Cai Yongjun, Chairman and Chief Executive Officer of Longwei.

The Company signed a letter of intent with Shangxi Jiangtong Chemicals Co., Ltd. (“Jiangtong”) to acquire the assets of Haujie, Jiangtong’s wholly-owned subsidiary, for RMB 700 million (approximately US $106.5 million). The assets of Haujie include land use rights for 98 acres of land, 100,000-tonnage fuel tanks with accessory facilities and equipment, a special transportation railway line, and a 3,000-square-meter office building.  The assets are located in Xingyuan Township, Fanshi County (south of the main train station) in northern Shanxi Province, China.

Based on an anticipated 25% minimum annual growth rate in its organic business due to increasing demand and rising prices for finished petroleum products, the Company anticipates that its Taiyuan and Gujiao facilities will contribute $625 million to revenues and $85 million to net income on an adjusted basis for the fiscal year ending June 30, 2012. On a combined basis with the newly acquired assets, total revenues for the fiscal year ending June 30, 2012 are anticipated to be approximately $925 million and net income to be $125 million, adjusted net of non-cash warrant derivative liability expense.

“We are staying in line with our business model to expand capacity and become a dominant player in the market,” stated Michael Toups, Chief Financial Officer of Longwei. “The acquisition of the assets of Haujie Petroleum nearly doubles our current storage capacity to a total of 220,000 metric tons and solidifies our footprint in the region. We are looking to replicate the success of our 2009 acquisition of the Gujiao facility, which now accounts for approximately 40% of our total revenues.”

About Longwei Petroleum Investment Holding Limited

Longwei Petroleum Investment Holding Limited is an energy company engaged in the storage and distribution of finished petroleum products in the People's Republic of China. The Company's oil and gas operations consist of transporting, storage and selling finished petroleum products, entirely in the PRC. The Company's headquarters are located in Taiyuan City, Shanxi Province. The Company has a storage capacity for its products of 120,000 metric tons located at storage facilities in Taiyuan and Gujiao, Shanxi. The Company's Taiyuan and Gujiao facilities can store 50,000 metric tons and 70,000 metric tons, respectively. The Company has the necessary licenses to operate and sell petroleum products not only in Shanxi but throughout the entire PRC. The Company's storage tanks have the largest storage capacity of any non-government operated entity in Shanxi.

The Company seeks to earn profits by selling its products at competitive prices with timely delivery to coal mining operations, power supply customers, large-scale gas stations and small, independent gas stations. The Company also earns revenue under an agency fee by acting as a purchasing agent for other intermediaries in Shanxi, and through limited sales of diesel and gasoline at two retail gas stations, each located at the Company's facilities. The Company seeks to continue to expand its customer base and distribution platform through the utilization of its large storage capacity, which allows the Company the flexibility to take advantage of pricing, supply and demand fluctuations in the marketplace.

For further information on Longwei Petroleum Investment Holding Limited, please visit http://www.longweipetroleum.com. You may register to receive Longwei Petroleum Investment Holding Limited's future press releases or request to be added to the Company's distribution list by contacting Dave Gentry at info@redchip.com.

Forward-Looking Statements

Certain statements contained herein constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on current expectations, estimates and projections about Longwei's industry, management's beliefs and certain assumptions made by management. Readers are cautioned that any such forward-looking statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict. Because such statements involve risks and uncertainties, the actual results and performance of the Company may differ materially from the results expressed or implied by such forward-looking statements. Given these uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements. Longwei's operations are conducted in the PRC and, accordingly, are subject to special considerations and significant risks not typically associated with companies in North America and Western Europe. These include risks associated with, among others, the political, economic and legal environment and foreign currency exchange. The Company's results may be adversely affected by changes in the political and social conditions in the PRC and by changes in governmental policies with respect to laws and regulations, anti-inflationary measures, currency conversion, remittances abroad, and rates and methods of taxation. Other potential risks and uncertainties include but are not limited to the ability to procure, properly price, retain and successfully complete projects, and changes in products and competition. Unless otherwise required by law, the Company also disclaims any obligation to update its view of any such risks or uncertainties or to announce publicly the result of any revisions to the forward-looking statements made here. Readers should review carefully reports or documents the Company files periodically with the Securities and Exchange Commission.

Contact:

At the Company:
Michael Toups, Chief Financial Officer
U.S. Office +1 727-641-1357
mtoups@longweipetroleum.com
http://www.longweipetroleum.com

Investor Relations:
Mike Bowdoin
RedChip Companies, Inc.
Tel: +1-800-733-2447, Ext. 110
Email: info@redchip.com

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SOURCE: Longwei Petroleum Investment Holding Ltd.

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